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                                                                    EXHIBIT 8.2

                     [SHIPMAN & GOODWIN L.L.P. LETTERHEAD]



                                  June 2, 1997

America West Airlines, Inc.
4000 East Sky Harbor Boulevard
Phoenix, AZ 85034

        Re:     America West Airlines, Inc. Pass Through Certificates

Ladies and Gentlemen:

        We have acted as special counsel to Fleet National Bank, in its individual capacity and as pass through trustee (the "Pass Through Trustee") of four separate pass through trusts (the "Pass Through Trusts") to be created under Pass Through Trust Agreement 1997-1 (the "Pass Through Trust Agreement"), and four separate supplements thereto, between American West Airlines, Inc. (the "Company") and the Pass Through Trustee for each of the Pass Through Trusts. Pursuant to the Pass Through Trust Agreement and the supplements thereto, each Pass Through Trustee will execute, authenticate and deliver pass through certificates as contemplated by the Company's Registration Statement on Form S-3, Registration No. 333-27351 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

        As such counsel, we have examined the form of the Pass Through Trust Agreement which has been filed as an exhibit to the Registration Statement. We have also examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. With respect to the discussion in the prospectus forming a part of the Registration Statement (the "Prospectus") entitled "State Tax Considerations", the assumptions set forth therein are specifically incorporated herein. In addition, we have assumed that the Pass Through Trusts do not otherwise engage in business in the State of Connecticut.

        Based on the foregoing, we are of the opinion that the discussion in the Prospectus under the caption entitled "State Tax Considerations", insofar as it relates to statements of laws or legal conclusions, is correct in all material respects.


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        We consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to our firm under the caption entitled "State Tax Considerations" in the Prospectus.

        We are attorneys admitted to practice in the State of Connecticut and in rendering the foregoing opinions we are not opining on the laws of any jurisdictions other than the State of Connecticut and the federal banking and trust laws governing the banking and trust powers of Fleet National Bank.


                                                Very truly yours,


                                                /s/ SHIPMAN & GOODWIN LLP
                                                Shipman & Goodwin LLP





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